SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                                          May 16, 2005

SILICON GRAPHICS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-10441	94-2789662
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Crittenden Lane Mountain View, CA		94043-1351
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 960-1980

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

As previously disclosed in its filings with the Securities and Exchange Commission, Silicon Graphics, Inc. (the “Company”) entered into a five-year employment agreement (the “Letter Agreement”) with Dr. Warren Pratt.  Under the Letter Agreement, as amended as of April 2001, the Company committed to extend credit of $5 million to Dr. Pratt in installments, subject to his continued employment with the Company.  This loan matured in accordance with its terms on May 15, 2005 (the “Measurement Date”).  The terms of the loan provided for Dr. Pratt to repay the loan in an amount equal to the value of his vested stock options and restricted stock held or sold from May 2000 through the Measurement Date, with the remaining balance to be forgiven.  In accordance with the Letter Agreement, on May 16, 2005, Dr. Pratt repaid $120,008 of the outstanding principal amount of the loan, an amount equal to the market value of his vested options and restricted stock at the Measurement Date, and the remaining amount of the loan was forgiven.  Dr. Pratt is responsible for any income taxes resulting from the forgiveness of the remaining amount of the loan pursuant to its terms.  The expense associated with the forgiveness of the loan has already been reflected in the Company’s financial statements.  In connection with the settlement of the loan, Dr. Pratt entered into a Release Agreement with the Company, dated May 16, 2005, pursuant to which Dr. Pratt released the Company and its officers, directors and affiliates from all claims and liabilities that might otherwise arise from or be asserted with respect to his employment at SGI.  The description of the Release Agreement set forth above is qualified in its entirety by reference to the Release Agreement, which is attached as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Release Agreement dated May 16, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silicon Graphics, Inc.

Dated: May 17, 2005	By:	/s/ Sandra M. Escher
Sandra M. Escher
Senior Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NUMBER	DOCUMENT DESCRIPTION

10.1	Release Agreement dated May 16, 2005